Exhibit 99.2

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA ANNOUNCES EARLY RESULTS OF TENDER OFFER

AND RELATED CONSENT SOLICITATION

NASHVILLE, Tenn. – April 4, 2013 — CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), announced today that it has accepted for purchase $315.4 million aggregate principal amount, or 67.8%, of its 7 3/4% Senior Notes due 2017 (the “2017 Notes”), which were validly tendered by the April 3, 2013 consent date pursuant to the Company’s previously announced cash tender offer for any and all of its outstanding 2017 Notes (the “Offer”). Based on such tenders, consents have been validly delivered and not validly revoked in respect of a majority of the outstanding aggregate principal amount of the 2017 Notes, which is sufficient to approve the proposed amendments to the indenture governing the 2017 Notes (the “Indenture”). As a result, the Company, the guarantors of the 2017 Notes and the trustee under the Indenture have executed a supplemental indenture to effect the proposed amendments.

Holders of 2017 Notes that have been accepted for payment today will receive $1,050.00 per $1,000 principal amount of purchased 2017 Notes, which includes a consent payment of $30.00 per $1,000 principal amount of 2017 Notes, plus accrued and unpaid interest up to, but not including, the initial settlement date. The Offer is scheduled to expire at 11:59 p.m., New York City time, on April 17, 2013, unless extended or earlier terminated (the “Expiration Time”). Holders of 2017 Notes who validly tender their 2017 Notes after the consent date but prior to the Expiration Time will receive $1,020.00 per $1,000 principal amount of 2017 Notes. The Company also announced today that it is redeeming all of its 2017 Notes that remain outstanding after the Expiration Time on June 1, 2013 at a price of 103.875% of par plus accrued interest.

The Company has engaged BofA Merrill Lynch, J.P. Morgan, SunTrust Robinson Humphrey, Inc., Wells Fargo Securities and PNC Capital Markets LLC to act as dealer managers and solicitation agents for the Offer and D.F. King & Co., Inc. to act as information agent and tender agent for the Offer. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 488-8095 (U.S. toll free), or in writing to 48 Wall Street, New York, New York 10005. Questions regarding the Offer may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Offer is only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal, each dated as of March 21, 2013. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of CCA, the dealer managers, the information agent, the tender agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2017 Notes in the Offer.

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA Announces Early Results of Tender Offer and Related Consent Solicitation

About CCA

CCA is the nation’s largest owner of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 67 facilities, including 51 facilities that we own or control, with a total design capacity of approximately 92,500 beds in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment.

Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) our ability to meet and maintain REIT qualification tests; (ii) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (iii) the availability of debt and equity financing on terms that are favorable to us; (iv) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (v) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (vi) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (vii) the outcome of California’s realignment program and utilization of out of state private correctional capacity; and (viii) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs.

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